Exhibit 99.1

Whitestone Increases Quarterly Dividend 2.4% to $0.1075 Per Share, Paid Monthly for the 127th Consecutive Month

Houston, February 10, 2021 - Whitestone REIT (NYSE:WSR) (“Whitestone” or the “Company”) announces that the Board of Trustees approved an annual increase of 2.4% to the quarterly shareholder dividend to $0.1075. This will increase the current monthly dividend of $0.035 per share to $0.035833 per share when Whitestone distributes its 127th consecutive monthly dividend since its IPO in August 2010.

The decision to increase the dividend was underscored by three factors:

1.The Crisis Management Strategy put in place in March 2020 at the beginning of the COVID-19 Pandemic to create liquidity during a time of uncertainty successfully protected shareholders’ assets including its tenants, properties, and management team.

2.The E-Commerce Resistant Business Model developed during the recession of 2008 proved to be resilient and exceptionally predictable with its large base of entrepreneurial tenants who prioritize landlord rent in their business.

3.The Board’s decision, and full support of the named executive officers (the “NEOs”), of reducing the amounts payable to the NEOs for achievement of the 2020 annual incentive payment goals (the “AIP”) to prioritize an increase in dividends to our shareholders.

Jim Mastandrea, Chairman and Chief Executive Officer, commented, “While approximately 70% of NEO total compensation is incentive based it is embedded in our culture and philosophy to place shareholders’ and employees’ interest ahead of the senior management team. Our leadership team never questioned this decision and together agreed to keep our priorities in order.”

Mastandrea added, “We are pleased with our fourth quarter cash rental collections of 95%. The robustness of our collections, where our largest tenant category which makes up 23% of our Annualized Base Rent (ABR) paid 96% of their rental obligations in the fourth quarter, speaks to the dedication of our management and the strength of the recovery in our markets. We have a portfolio of high-quality properties with a diversified entrepreneurial tenant base in the fastest growing markets in the business-friendly states of Texas and Arizona.”

Mastandrea further added, “The economics, strength and resiliency of our business model along with the successful and coordinated execution by our team are compelling. And while the results of our property. operations are not recognized by the market as we trade at a significant discount to our peer price multiples and to our NAV, we believe that in time our investors will be rewarded for their confidence on our behalf.”

Mastandrea concluded, “We are in a time when our country, tenants, shareholders, and stakeholders are healing from the unexpected and unplanned. COVID-19 Pandemic and this dividend increase, we believe, will contribute to our shareholders during these uncertain times.”

Below is a table provided to show Whitestone’s status of industry leading collections received through December 31, 2020. Whitestone’s strong performance and operating trends throughout the pandemic, achieved near or top-of-the-industry quarterly cash rental collections, and led the shopping center industry in foot traffic recovery at its properties(1).

Whitestone REIT and Subsidiaries
COVID-19 - STATUS OF TENANTS

Q4 2020 Cash Collections

	% of Leased SF	% of ABR	Received %(2)
Restaurants & Food Service	18%	23%	96%
Grocery	14%	9%	99%
Financial Services	6%	9%	99%
Salons	7%	8%	92%
Medical & Dental	7%	8%	94%
Non Retail	4%	6%	94%
Home Décor And Improvement	7%	5%	100%
General Retail	7%	5%	96%
Apparel	4%	4%	94%
Education	5%	4%	94%
Fitness	5%	4%	82%
Local Services	2%	3%	91%
Off-Price	4%	2%	100%
Pet Supply & Services	2%	2%	99%
Wireless	1%	2%	95%
Entertainment	2%	2%	48%
Pharmacies & Nutritional Supplies	2%	2%	100%
Sporting Goods	1%	1%	90%
Postal Services	1%	1%	99%
Automotive Supply & Services	1%	0%	100%
Electronics	0%	0%	77%
Total	100%	100%	95%

The Board of Trustees approved an increase to the quarterly shareholder dividend to $0.1075. The new distribution will begin with an amended March payment on 3/11/2021 of $0.035833 per share to shareholders of record as of 3/2/2021, increased from the originally announced $0.035 per share on 12/10/2020. Whitestone will announce the record and payment dates for April through June dividend payments in a subsequent announcement.

With regard to cash bonuses payable to NEOs, the Company’s AIP provides an opportunity for employees to receive a short-term award based on the achievement of specified organization, operating and financial goals and objectives at the corporate level that are established by the Compensation Committee each year. In July 2020, the Compensation Committee established three targets for 2020 pursuant to the AIP to be based on achievement of specified levels of liquidity, occupancy and the ratio of the Company’s dividend to AFFO. The 2020 targets were intended to be challenging to achieve, even at the lowest level, because the Company has historically not paid out cash incentives and did not intend to do so in 2021 unless performance in 2020 was well-above expectation. The Company’s CEO and CFO have not received cash incentives pursuant to the AIP for the past nine years. Cash incentive opportunities of the named executive officers pursuant to the AIP provide for the potential to earn up to 200% of the target award depending on the level of achievement of the three 2020 targets.

Because the Company achieved each of the three 2020 targets at the highest level, each named executive officer was potentially eligible to receive his or her AIP cash incentive at 200% of the target amount. Historically, the Compensation Committee has refrained from exercising discretion to modify cash incentives payable pursuant to the AIP. However, the Compensation Committee and the Board considered that, among other things, despite the fact that the 2020 targets were established at the height of the COVID-19 pandemic and that the Company and executive officers had performed at an exceptional level in 2020, as a result of the impact of the pandemic the Compensation Committee and the Board exercised their discretion to reduce the cash incentives payable to named executive officers to target rather than 200% of target. The Company will pay an aggregate of $1.73 million in cash incentives to the named executive officers in 2021 pursuant to the AIP.

Additionally, the Compensation Committee and the Board also amended the employment agreements and change in control agreements for the NEOs in order to clarify that this reduction in 2020 cash incentive payouts will be disregarded in connection with any severance or change in control and to approve retention payments for the NEOs to be paid on March 15, 2025 to ensure retention and continuity of the executive team.

Copies of the amended employment and change in control agreements and details of the bonus payouts were filed in a Form 8-K with the Securities and Exchange Commission on February 10th.

(1) Source: S&P Global Market Intelligence December 10, 2020 article. Data in article compiled December 7, 2020. Represents year-over-year change in total foot traffic at the REIT’s shopping centers. Includes properties owned by Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust, Inc., SITE Center Corp, Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, RPT Realty, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., Retail Value Inc., Saul Centers, Inc., Urban Edge Properties, UrstadtBiddle Properties Inc., Weingarten Realty Investors, Wheeler Real Estate Investment Trust Inc. and Whitestone REIT.

(2) Collections received through December 31, 2020 that are for contractual rent (base rent and expense reimbursement)..

Contact Whitestone REIT:
Kevin Reed
Director of Investor Relations
(713) 435-2219
kreed@whitestonereit.com